Exhibit 99
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[PARAGON LOGO]                                                             NEWS
--------------------------------------------------------------------------------


FOR:                  PARAGON TECHNOLOGIES, INC.

CONTACTS:             Bill Johnson, CEO
                      610-252-3205
                      610-252-3102 (Fax)
                      www.paragontechnologiesinc.com


                  PARAGON TECHNOLOGIES, INC. ANNOUNCES CHANGES
                            TO ITS BOARD OF DIRECTORS

EASTON, PA -- March 13, 2002 -- Paragon Technologies, Inc. (AMEX: PTG), a leading deliverer of "smart" materials handling solutions, including systems, technologies, products and services, today announced that Elmer D. Gates has resigned his positions as a Director and Chairman of the Board of Directors of Paragon Technologies, Inc. Bill Johnson, President and CEO, said, "Paragon appreciates the major contributions Elmer has made during his five years on the Board of Directors. After a long career of building successful businesses, we're grateful that our Company is a lot stronger because of his leadership."

Other changes made today include the following. Anthony W. Schweiger, Director, was elected Interim Chairman of the Board, replacing Mr. Gates. Theodore W. Myers was elected as a Director of the Company. Ted has extensive financial experience and retired a First Vice President with Tucker Anthony, an investment banking firm, and has been an investment banker for more than 25 years.


About Paragon Technologies

Paragon Technologies is a leader in integrating materials handling systems and creating automated solutions for material flow applications. Ermanco's branded conveyor technologies and materials handling solutions address the needs of the distribution, assembly, and manufacturing marketplace. SI Systems' branded technologies and materials handling solutions address unit assembly handling and order fulfillment applications. Paragon Technologies' Quality Management System at its Easton, Pennsylvania location is certified to the ISO 9001 standard. The scope of the Quality Management System governs the design, manufacture, assembly, installation, and servicing of automated materials handling and distribution systems. One of the top materials handling systems suppliers worldwide, Paragon's leading clients include the United States Postal Service, General Motors, IBM, BMG, Daimler Chrysler, Johnson & Johnson, Ford, Peterbilt, Harley-Davidson, Walgreens, and Clark Equipment.

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